FORM 5

[  ] Check this box if no                  ------------------------------------
     longer subject to                                 OMB APPROVAL
     Section 16, Form 4 or                 ------------------------------------
     Form 5 obligations may                 OMB Number                3235-0362
     continue. See Instruction 1(b)         Expires:          December 31, 2001
[  ] Form 3 Holdings Reported               Estimated average burden
[  ] Form 4 Transactions Reported           hours per response .............1.0
                                           ------------------------------------


                    U. S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D. C. 20549
               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP



     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

-------------------------------------------------------------------------------
 1. Name and address of Reporting Person*
     Appleby Partners Ltd.
     --------------------------------------------------------------------
     (Last)                          (First)                         (MI)

     551 Fifth Avenue
     --------------------------------------------------------------------
                                    (Street)

     New York                        NY                           10176
     --------------------------------------------------------------------
     (City)                         (State)                       (Zip)

H. Quotient Inc.                HQNT
-------------------------------------------------------------------------------
 2. Issuer Name and Ticker or Trading Symbol


-------------------------------------------------------------------------------
 3. IRS or Social Security Number
    of Reporting Person (Voluntary)                     000-00-0000
-------------------------------------------------------------------------------
 4. Statement for Month/Year           |  5. If Amendment, Date of
                                       |     Original (Month/Year)
                                       |
            12/99                      |
-------------------------------------------------------------------------------
 6. Relationship of Reporting Person to Issuer (Check all applicable)

        [    ]  Director                     [ X  ]  10% Owner

        [    ]  Officer                      [    ]  Other (specify below)
                (give title below)


        ----------------------------------   ---------------------------------
7. Individual or Joint/Group Reporting
              (check applicable line)
   X   Form Filed by One Reporting Person
-------
       Form Filed by More than One Reporting Person
-------

-------------------------------------------------------------------------------
TABLE I - Non-Derivative Securities Acquired, Disposed of,
          or Beneficially Owned
-------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
1. Title of Security             |  2. Transaction Date      | 3. Transaction Code     | 4. Security Acquired (A) or Disposed
   (Instr. 3)                    |     (Month/Day/Year)      |    (Instr. 8)           |    of (D) (Instr. 3, 4 & 5)
                                 |                           |                         |
------------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |      Amount    |  (A)or  |    Price
                                 |                           |                         |                |   (D)   |
-----------------------------------------------------------------------------------------------------------------------------------
Common stock                     |        5/95               |           P             |   1,473,043    |    A    |     $.33
-----------------------------------------------------------------------------------------------------------------------------------
Common stock                     |        6/99               |           P             |     100,000    |    A    |     $.50
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |                |         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |                |         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |                |         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |                |         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |                |         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |                |         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |                |         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |                |         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |                |         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |                |         |
===================================================================================================================================

-----------------------------------------------------------------------------------------------------------------------------------
1. Title of Security             | 5. Amount of Securities   | 6. Ownership Form:      | 7. Nature of Indirect Beneficial
   (Instr. 3)                    |    Beneficially Owned at  |    Direct (D) or        |    Ownership (Instr. 4)
                                 |    End of Fiscal Year     |    Indirect (I)         |
                                 |    (Instr. 3 & 4)         |    (Instr. 4)           |
-----------------------------------------------------------------------------------------------------------------------------------
Common stock                     |      1,473,043            |          I              | Steven Bingaman Trust
-----------------------------------------------------------------------------------------------------------------------------------
Common stock                     |        100,000            |          D              |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |
===================================================================================================================================

* If the form is filed by more than one reporting person, see instruction 4(b)(v).
                                                              SEC 2270 (9-96)

-------------------------------------------------------------------------------
TABLE II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
           (e.g., puts, calls, warrants, options, convertible securities)
-------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative Security  |  2. Conversion or         | 3. Transaction Date     | 4. Transaction | 5. Number of Derivative
   (Instr. 3)                    |     Exercise Price of     |    (Month/Day/Year)     |    Code (Instr.|    Securities Acquired
                                 |     Derivative Security   |                         |    8)          |    (A) or Disposed of
                                 |                           |                         |                |    (D) (Instr. 3, 4 & 5)
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |                |     (A)     |    (D)
-----------------------------------------------------------------------------------------------------------------------------------
Warrant                          |          $2.00            |          5/95           |       J        |    325,000  |
-----------------------------------------------------------------------------------------------------------------------------------
Class A Redeemable Warrant       |          $5.00            |          6/99           |       J        |  1,438,043  |
-----------------------------------------------------------------------------------------------------------------------------------
Purchase Warrant                 |          $1.00            |          8/97           |       J        |    575,000  |
-----------------------------------------------------------------------------------------------------------------------------------
Purchase Warrant                 |          $1.50            |          8/97           |       J        |    200,000  |
-----------------------------------------------------------------------------------------------------------------------------------
Purchase Warrant                 |          $2.00            |          8/97           |       J        |    129,977  |
-----------------------------------------------------------------------------------------------------------------------------------
Purchase Warrant                 |          $2.00            |          8/97           |       J        |    180,000  |
-----------------------------------------------------------------------------------------------------------------------------------
Redeemable Bridge Warrant        |          $7.00            |         12/95           |       J        |    250,000  |
-----------------------------------------------------------------------------------------------------------------------------------
Class A Redeemable Warrant       |          $5.00            |          6/99           |       J        |    233,500  |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |                |             |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |                |             |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |                |             |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |                |             |
===================================================================================================================================

-----------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative Security  | 6. Date Exercisable and      | 7. Title and Amount of Underlying    | 8. Price of  Derivative
   (Instr. 3)                    |    Expiration Date           |    Securities (Instr. 3 & 4)         |    Security (Instr. 5)
                                 |    (Month/Day/Year)          |                                      |
                                 |                              |                                      |
-----------------------------------------------------------------------------------------------------------------------------------
                                 | Date          | Expiration   |     Title      |   Amount or Number  |
                                 | Exercisable   | Date         |                |   of Shares         |
                                 |               |              |                |                     |
-----------------------------------------------------------------------------------------------------------------------------------
Warrant                          |     5/95      |     7/00     |Common Stock    |      325,000        |           n/a
-----------------------------------------------------------------------------------------------------------------------------------
Class A Redeemable Warrant       |     6/00      |     6/04     |Common Stock    |    1,438,043        |           n/a
-----------------------------------------------------------------------------------------------------------------------------------
Purchase Warrant                 |     8/97      |     6/00     |Common Stock    |      575,000        |           n/a
-----------------------------------------------------------------------------------------------------------------------------------
Purchase Warrant                 |     8/97      |     6/00     |Common Stock    |      200,000        |           n/a
-----------------------------------------------------------------------------------------------------------------------------------
Purchase Warrant                 |     8/97      |     6/00     |Common Stock    |      129,971        |           n/a
-----------------------------------------------------------------------------------------------------------------------------------
Purchase Warrant                 |     8/97      |     1/02     |Common Stock    |      180,000        |           n/a
-----------------------------------------------------------------------------------------------------------------------------------
Redeemable Bridge Warrant        |    12/95      |    12/00     |Common Stock    |      250,000        |           n/a
-----------------------------------------------------------------------------------------------------------------------------------
Class A Redeemable Warrant       |     6/00      |     6/04     |Common Stock    |      233,500        |           n/a
-----------------------------------------------------------------------------------------------------------------------------------
                                 |               |              |                |                     |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |               |              |                |                     |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |               |              |                |                     |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |               |              |                |                     |
===================================================================================================================================

-----------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative Security  | 9. Number of Derivative      | 10. Ownership Form of Derivative     | 11. Nature of Indirect
   (Instr. 3)                    |    Securities Beneficially   |     Security: Direct (D) or          |     Beneficial Ownership
                                 |    Owned at End of Year      |     Indirect (I) (Instr. 4)          |     (Instr. 4)
                                 |    (Instr. 4)                |                                      |
-----------------------------------------------------------------------------------------------------------------------------------
Warrant                          |           325,000            |               I                      |Steven Bingaman Trust
-----------------------------------------------------------------------------------------------------------------------------------
Class A Redeemable Warrant       |         1,438,043            |               I                      |Steven Bingaman Trust
-----------------------------------------------------------------------------------------------------------------------------------
Purchase Warrant                 |           575,000            |               D                      |
-----------------------------------------------------------------------------------------------------------------------------------
Purchase Warrant                 |           200,000            |               D                      |
-----------------------------------------------------------------------------------------------------------------------------------
Purchase Warrant                 |           129,971            |               D                      |
-----------------------------------------------------------------------------------------------------------------------------------
Purchase Warrant                 |           180,000            |               D                      |
-----------------------------------------------------------------------------------------------------------------------------------
Redeemable Bridge Warrant        |           250,000            |               D                      |
-----------------------------------------------------------------------------------------------------------------------------------
Class A Redeemable Warrant       |           233,500            |               D                      |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                              |                                      |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                              |                                      |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                              |                                      |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                              |                                      |
===================================================================================================================================

Explanation of Responses:



** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

 /s/ Steven W. Bingaman                                        1/5/00
------------------------------------                       -------------------
**Signature of Reporting Person                                   Date

Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.




Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.
                                                                         page 2
                                                                SEC 2270 (9/96)